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                                                                     EXHIBIT 4.3


                           CERTIFICATE OF DESIGNATIONS

                                       OF

              SERIES B 5.5% CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                              KEY3MEDIA GROUP, INC.

         KEY3MEDIA GROUP, INC., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

         That the following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") at a meeting duly convened and held on November 20, 2001 pursuant to authority conferred upon the Board of Directors by the provisions of the Certificate of Incorporation of the Corporation authorizing the Corporation to issue up to 200 million shares of its preferred stock, par value $0.01 per share (the "Preferred Stock"):

         "BE IT RESOLVED, that the issuance of a series of preferred stock, par value $0.01 per share (the "Preferred Stock"), of Key3Media Group, Inc. (the "Corporation") is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series, in addition to those set forth in the certificate of incorporation of the Corporation, are hereby fixed as follows:

         SECTION 1. DESIGNATION. The distinctive serial designation of such series is "Series B 5.5% Convertible Redeemable Preferred Stock" ("Series B"). Each share of Series B shall be identical in all respects to every other share of Series B.

         SECTION 2. NUMBER OF SHARES. The number of shares of Series B shall be 2,600,000. Subject to the approval required by Section 9(b), such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series B then outstanding) by the Board of Directors. Shares of Series B that are redeemed, purchased or otherwise acquired by the Corporation or converted into Common Stock shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

         SECTION 3. DEFINITIONS. As used herein with respect to Series B:

         (a) "Business Day" means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in The City of New York are not authorized or obligated by law, regulation or executive order to close.

         (b) "Common Shares" means the Common Stock and the non-voting common stock, par value $0.01 per share, of the Corporation.


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         (c) "Common Stock" means the common stock, par value $0.01 per share, of the Corporation.

         (d) "Junior Stock" means the Common Shares and any other classes or series of capital stock of the Corporation hereafter authorized that are not, by their express terms, Parity Stock or Senior Stock and over which Series B has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         (e) "Parity Stock" means the Series A 5.5% Convertible Redeemable Preferred Stock of the Corporation (the "Series A") and any other class or series of capital stock of the Corporation that by its express terms ranks on a parity with Series B in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

         (f) "Senior Stock" means any class or series of capital stock of the Corporation that by its express terms ranks senior to the Series B in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. .

         (f) "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity or organization.

         SECTION 4. DIVIDENDS.

         (a) RATE. The holders of the Series B shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, cash dividends ("Quarterly Dividends") at the annual rate of 5.5% of the Applicable Liquidation Preference (as defined below) per share, and no more, which shall accrue and be payable quarterly on the 27th day of February, May, August and November in each year, respectively, beginning on February 27, 2002 (or, if any such date is not a Business Day, on the next succeeding Business Day)(each, a "Dividend Payment Date") with respect to the period from and including (i) if the respective Dividend Payment Date is the first Dividend Payment Date, November 27, 2001 (the "Issue Date") and (ii) in all other cases, the Dividend Payment Date immediately preceding the respective Dividend Payment Date to but excluding the respective Dividend Payment Date (each such period, a "Quarterly Dividend Period"), to the holders of record on the date, not more than 60 nor less than 10 days preceding the respective Dividend Payment Date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend. The Quarterly Dividends payable per share of Series B for each Quarterly Dividend Period shall be computed by multiplying the Applicable Liquidation Preference for such Quarterly Dividend Period by 1.375%. The accrued Quarterly Dividends for any period less than a full Quarterly Dividend Period during which shares of Series B are outstanding shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period. To the extent that any Quarterly Dividends payable on the Series B on any Dividend Payment Date (whether or not declared) are not paid in cash or declared and set aside in cash for payment prior to 5:00 p.m., New York City time, on such Dividend Payment Date (such time and date, the "Payment Deadline" and such unpaid Quarterly Dividends, the "Unpaid

Quarterly Dividends"), then such Unpaid Quarterly Dividends shall be deemed paid, shall not cumulate and shall cease to accrue and be payable as of the Payment Deadline as long as such Unpaid Quarterly Dividends are added to the Liquidation Preference as required by Section 5(a) below. No interest, or sum of money in lieu of interest, shall be payable in respect of any Unpaid Quarterly Dividends.

         The "Applicable Liquidation Preference" means, with respect to any Quarterly Dividend Period, the Liquidation Preference determined as of 5:01 p.m., New York City Time, on the first day of such Quarterly Dividend Period (after giving effect to the accretion of all Unpaid Quarterly Dividends for all prior Quarterly Dividend Periods as required by Section 5(a) below) .

         (b) PRIORITY OF QUARTERLY DIVIDENDS. So long as any share of Series B remains outstanding, no dividend whatever shall be paid or declared and no distribution shall be made on any Junior Stock, other than a dividend payable solely in Junior Stock or a Participating Dividend (as hereinafter defined), and no shares of Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), unless (i) the full Quarterly Dividends thereon for the then current Quarterly Dividend Period has been paid or declared and set aside for payment and (ii) all prior redemption requirements with respect to Series B have been complied with. When the Quarterly Dividends for any Quarterly Dividend Period are not paid in full upon the shares of Series B and any Parity Stock, all such dividends declared upon shares of Series B and all Parity Stock shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as the accrued but unpaid dividends per share on the shares of Series B and all such Parity Stock for such Quarterly Dividend Period bear to each other. Subject to the foregoing and paragraph (c) below, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Stock from time to time out of any funds legally available therefor, and the shares of Series B shall not be entitled to participate in any such dividend.

         (c) PARTICIPATING DIVIDENDS. In addition to the Quarterly Dividends provided above, if the Board of Directors declares or pays any dividend, or makes any other distribution, on the Common Shares, then concurrently therewith the Board of Directors shall declare or pay (as applicable) a dividend or make a distribution on the Series B in an amount per share equal to the product of (i) the dividend or distribution per Common Share and (ii) the number of shares of Common Stock into which one share of Series B is then convertible (collectively, ("Participating Dividends"). No dividend whatever shall be declared or paid, and no other distribution shall be made, on the Common Shares unless the corresponding Participating Dividend is paid on the shares of Series B in accordance with the preceding sentence.

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         SECTION 5. LIQUIDATION RIGHTS.

         (a) LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series B shall be entitled, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock, to receive in full an amount equal to the Liquidation Preference (as hereinafter defined) determined as of the payment date, together with an amount equal to the Accrued Dividends with respect to the payment date. For purposes of this Section 5 the merger or consolidation of the Corporation with any other Person shall not constitute a liquidation, dissolution or winding up of the Corporation.

         "Accrued Dividends" means, with respect to any payment, redemption or conversion date, the accrued and unpaid Quarterly Dividends per share of Series B from and including the first day of the Quarterly Dividend Period in which such payment, redemption or conversion date occurs to but excluding the date of such payment, redemption or conversion, whether or not earned or declared.

         "Liquidation Preference" shall initially be $25.00 per share of Series B but shall increase on the Payment Deadline on each Dividend Payment Date if there are any Unpaid Quarterly Dividends with respect to the Quarterly Dividend Period ending on the day prior to such Dividend Payment Date by the amount of such Unpaid Quarterly Dividends per share of Series B.

         (b) PARTIAL PAYMENT. If the assets of the Corporation are not sufficient to pay in full the Liquidation Preference determined as of the payment date and all Accrued Dividends with respect to the payment date to all holders of Series B and all holders of any Parity Stock, the amounts paid to the holders of Series B and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences of Series B and all such Parity Stock.

         (c) RESIDUAL DISTRIBUTIONS. If the Liquidation Preference determined as of the payment date and all Accrued Dividends with respect to the payment date have been paid in full to all holders of Series B and the respective liquidation preferences and any accrued dividends payable in connection with such liquidation, dissolution or winding up have been paid in full to all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

         SECTION 6. REDEMPTION.

         (a) OPTIONAL REDEMPTION. The Corporation, at the option of the Board of Directors, may redeem in whole or in part the shares of Series B at the time outstanding, at any time or from time to time, upon notice given as provided in Subsection (b) below, for cash at the redemption price in effect at the redemption date as provided in this Section 6; provided, however, that no shares of Series B may be redeemed before November 27, 2004. The redemption price per share of Series B shall be equal to the sum of (i) the Liquidation Preference determined as of the redemption date, (ii) the Accrued Dividends with respect to the redemption date, and (iii) the premium per share of Series B, if any, specified in the following table determined by reference to the redemption date:

REDEMPTION DATE                                                  PREMIUM
---------------                                                  -------

November 27, 2004 to November 27, 2005                           $0.87500
November 27, 2005 to November 27, 2006                           $0.66250
November 27, 2006 to November 27, 2007                           $0.43750
November 27, 2007 to November 27, 2008                           $0.21875
On or after November 27, 2008                                    $0.00

         (b) NOTICE OF REDEMPTION. Notice of every redemption of shares of Series B shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given when mailed, whether or not the holder receives such notice, and the failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B.

         (c) PARTIAL REDEMPTION. In case of any redemption of only part of the shares of Series B at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as the Board of Directors may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series B shall be redeemed from time to time.

         (d) EFFECTIVENESS OF REDEMPTION. If notice of redemption has been duly given, and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such

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shares. Any funds so set aside by the Corporation that are not required for such redemption because of the subsequent exercise of any right of conversion shall be released or repaid to the Corporation forthwith.

         SECTION 7. CONVERSION.

         (a) AUTOMATIC AND MANDATORY CONVERSIONS. (i) As of 5:00 pm, New York City time, on November 27, 2011 (the "Automatic Conversion Date"), all (but not less than all) of the outstanding shares of Series B will automatically be converted into fully paid, validly issued and non-assessable shares of Common Stock, at the rate of that number of shares of Common Stock for each full share of Series B (calculated as to each conversion to the nearest 1/100 of a share of Common Stock) that is equal to the Adjusted Liquidation Preference (as hereinafter defined) divided by the lower of (i) the Conversion Price (as hereinafter defined) or (ii) the Closing Price (as hereinafter defined) for the Common Stock, in each case determined as of the Automatic Conversion Date, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions set forth below (the "Automatic Conversion").

         (ii) At any time after the volume-weighted average of the Closing Price (as hereinafter defined) of the Common Stock for any 60 consecutive Trading Days (as hereinafter defined) equals or exceeds 150% of the then current Conversion Price, then by written notice given as provided below the Corporation may cause all (but not less than all) of the outstanding shares of Series B to be converted into fully paid, validly issued and non-assessable shares of Common Stock, at the rate of that number of shares of Common Stock for each full share of Series B (calculated as to each conversion to the nearest 1/100 of a share of Common Stock) that is equal to the Adjusted Liquidation Preference divided by the Conversion Price, in each case determined as of 5:00 pm, New York City time, on the Mandatory Conversion Date (as hereinafter defined), or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions set forth below (the "Mandatory Conversion").

         (iii) The Corporation shall mail written notice of any Automatic Conversion or Mandatory Conversion by first class mail, postage prepaid, addressed to the holders of record of the outstanding shares of Series B at their respective last addresses appearing on the books of the Corporation. In the case of the Mandatory Conversion, such written notice shall specify the date of the mandatory conversion (the "Mandatory Conversion Date") which shall not be earlier than the date on which the notice is given. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given when so mailed, whether or not the holder receives such notice, and the failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series B shall not affect the validity of the Automatic Conversion or Mandatory Conversion, as applicable, of any other shares of Series B. The Automatic Conversion and the Mandatory Conversion shall be deemed to have occurred at the close of business in The City of New York on Automatic Conversion Date and the Mandatory Conversion Date, respectively, and from and after such time the shares of Series B shall no longer be deemed outstanding, the certificates therefore shall represent only the right to

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receive the Common Stock or other consideration deliverable upon the conversion of the Series B and the person or persons entitled to receive such Common Stock shall be treated for all purposes as the record holder or holders of such Common Stock at such time; provided, however, that in order to receive certificates representing such Common Stock or other consideration the holders of shares of Series B must surrender the certificate or certificates representing their shares of Series B at the office of the transfer agent for the Series B or at such other office or offices, if any, as the Board of Directors may designate for the purpose (which certificate or certificates for the Series B, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or be accompanied by proper instruments of transfer to the Corporation or in blank), accompanied by an irrevocable written notice specifying the name or names (with address or addresses) in which a certificate or certificates evidencing the shares of Common Stock to be issued upon such conversion are to be issued or to whom any other consideration deliverable upon such conversion is to be delivered. The Corporation shall, as soon as practicable after such surrender and compliance, deliver at such office, to the person or persons entitled thereto (as specified in the written notice), a certificate or certificates evidencing the Common Stock to which such person or persons shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided and/or any other consideration deliverable upon such conversion.

         (b) RIGHT OF CONVERSION. Each share of Series B shall be convertible at the option of the holder thereof, at any time prior to the close of business on the fourth Trading Day (as hereinafter defined) prior to the date fixed for redemption of such share as provided in Section 6(a) (and thereafter if the Corporation defaults in payment of the redemption price), into fully paid, validly issued and nonassessable shares of Common Stock, at the rate of that number of shares of Common Stock for each full share of Series B (calculated as to each conversion to the nearest 1/100 of a share of Common Stock) that is equal to the Adjusted Liquidation Preference divided by the Conversion Price, in each case determined as of the date on which such conversion becomes effective, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions set forth herein. Notwithstanding anything herein to the contrary, if a Sale Transaction occurs, then for a period beginning simultaneously with the consummation of such Sale Transaction and ending five years thereafter the holders of the Series B shall have the right to convert the Series B at the rate of that number of shares of Common Stock for each full share of Series B (calculated as to each conversion to the nearest 1/100 of a share of Common Stock) that is equal to the Adjusted Liquidation Preference (determined as of the date on which such conversion becomes effective) divided by the lower of (i) the Conversion Price (determined as of the date on which such conversion becomes effective) and (ii) 95% of the Current Market Price as of the Business Day prior to such the date on which the Sale Transaction was consummated, or into such additional or other securities, cash or property and at such other rates as required in accordance with the provisions set forth herein.

         (c) CONVERSION PROCEDURES. Any holder of shares of Series B desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series B at the office of the transfer agent for the Series B or at such other office or offices, if any, as the Board of Directors may designate for the purpose (which certificate or certificates, if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank, or be accompanied by proper instruments of transfer to the Corporation or in blank), accompanied by irrevocable written notice to the Corporation to the effect that the holder elects so to convert such shares of Series B (which notice shall specify the name or names (with address or addresses) in which a certificate or certificates evidencing the shares of Common Stock to be issued upon such conversion are to be issued or to whom any other consideration deliverable upon such conversion is to be delivered).

         Except as otherwise expressly set forth herein, no payment or adjustment shall be made upon any conversion of shares of Series B on account of any dividends accrued on such shares or on account of any dividends accrued on the shares of Common Stock issued upon such conversion.

         The Corporation shall, as soon as practicable after the surrender of certificates evidencing shares of Series B being converted at the office referred to above and compliance with the other conditions herein contained, deliver at such office, to the person or persons entitled thereto (as specified in the applicable written notice of conversion), a certificate or certificates evidencing the number of full shares of Common Stock to which such person or persons shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as hereinafter provided and/or any other consideration deliverable upon such conversion. Such conversion shall be deemed to have been made as of the date of such surrender of certificates evidencing shares of Series B to be converted (or, if later, the date of compliance with such other conditions), and the person or persons entitled to receive the Common Stock deliverable upon conversion of such Series B shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

         (d) NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Series B. If a number of shares of Series B (evidenced by one or more certificates) shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B being converted at such time by such holder. Instead of any fractional share of Common Stock that would otherwise be issuable to a holder upon conversion of any shares of Series B, the Corporation shall pay a cash adjustment in respect of such fractional share in an amount equal to the same fraction of the Closing Price of the Common Stock on the day of conversion.

         (e) RESERVATION OF SHARES; ETC. The Corporation shall at all times reserve and keep available, free from preemptive or similar rights out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of shares of Series B, the full number of shares of Common Stock that would then be deliverable upon the conversion of all shares of Series B then outstanding. If any shares of Common Stock required to be reserved for purposes of conversion of the Series B hereunder require registration with or approval of any governmental authority under any Federal or State law before such shares may be issued or freely transferred upon conversion, the Corporation will use its reasonable best efforts to cause such shares to be duly registered or approved, as the case may be, as expeditiously as possible.

If the Common Stock is quoted on the New York Stock Exchange or any other U.S. national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series B. Notwithstanding the foregoing, the reference to free transferability in the second sentence of this paragraph and the reference to listing in the third sentence of this paragraph shall apply only when the Series B shall have become freely transferable under the federal securities laws.

         (f) PRIOR NOTICE OF CERTAIN EVENTS. In case:

         (i) the Corporation shall authorize any transaction that would require an adjustment to the Conversion Price (other than a transaction referred to in paragraph (g)(i), (iii) or (vii) of this Section 7); or

         (ii) the Corporation shall authorize any merger or consolidation to which paragraph (i) of this Section 7 applies; or

         (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the Series B, and shall cause to be mailed to the holders of record of the Series B, at their last addresses as they shall appear upon the stock transfer books of the Corporation, at least 20 days (or, in the case of a transaction referred to in paragraph (g)(ii), (iv) or (v) below, 10 days) prior to the applicable record, expiration or consummation date hereinafter specified, a notice stating
(x) the record date fixed for the determination of holders of Common Stock entitled to the applicable issuance, dividend or distribution, (y) the date of expiration of the applicable tender or exchange offer or (z) the date on which any merger or consolidation to which paragraph (i) of this Section 7 applies is expected to be consummated, as the case may be (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

         (g) ADJUSTMENT OF CONVERSION PRICE.

         (i) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation payable in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. (For the purposes of determining adjustments to the Conversion Price as set forth herein, shares of Common Stock held in the treasury of the Corporation, and distributions or issuances in respect thereof, shall be disregarded.)

         (ii) In case the Corporation shall issue rights or warrants to all holders of either or both classes of its Common Shares, entitling them, for a period of not more than 45 days, to subscribe for or purchase the applicable Common Shares at a price per share less than the Current Market Price (as hereinafter defined) of such shares on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination plus the number of Common Shares of each class which the aggregate of the offering price of the total number of Common Shares of such class so offered for subscription or purchase would purchase at such Current Market Price for the shares of such class and the denominator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination plus the number of Common Shares of each class so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In case any rights or warrants referred to in this paragraph in respect of which an adjustment shall have been made shall expire unexercised, the Conversion Price shall be readjusted at the time of such expiration to the Conversion Price that would have been in effect if no adjustment had been made on account of the distribution or issuance of such expired and unexercised rights or warrants.

         (iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

         (iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of either or both classes of its Common Shares evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Stapled Securities (as hereinafter defined), Common Stock or rights or warrants referred to in paragraph (g)(ii) and other than pursuant to a merger or consolidation to which paragraph (i) applies or a dividend or distribution payable exclusively in cash), the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of holders entitled to receive such distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the Current Market Price on the date fixed for such determination minus the quotient obtained by dividing (x) an amount equal to the then aggregate fair market value (as determined in good faith by the Board of Directors, whose good faith determination shall be conclusive and described in a resolution of the Board of Directors) of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed by (y) the number of Common Shares outstanding at the close of business on the date fixed for such determination and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination. If the Board of Directors determines the fair market value of any distribution for purposes of this paragraph by reference to the actual or when-issued trading market for any securities comprising such distribution, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price for such purposes.

         (v) In case the Corporation shall, by dividend or otherwise, make a distribution to all holders of either or both classes of its Common Shares payable exclusively in cash (other than pursuant to a merger or consolidation to which paragraph (i) applies) in an aggregate amount that, when combined with (x) the aggregate amount paid in respect of all other distributions to all holders of either or both classes of its Common Shares paid exclusively in cash within the 12 months preceding the date fixed for the determination of holders entitled to receive such distribution to the extent such amount has not already been applied in a prior adjustment pursuant to this paragraph and (y) the aggregate Premium Amount (as hereinafter defined) paid in respect of all tender or exchange offers by the Corporation or any subsidiary of the Corporation for any Common Shares that expired within the 12 months preceding the date fixed for such determination to the extent such Premium Amount has not already been applied in a prior adjustment pursuant to the next succeeding paragraph, exceeds 10% of the sum of the following product for each class of Common Shares (A) the Current Market Price of such class on the date fixed for such determination and
(B) the number of Common Shares of such class outstanding on the date fixed for such determination, the Conversion Price in effect immediately prior to the close of business on the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the Current Market Price of the Common Stock on the date fixed for such determination less the Per Share Distribution Amount (as hereinafter defined) paid in such distribution and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following the date fixed for such determination.

         (vi) In case the Corporation or any subsidiary of the Corporation shall consummate a tender or exchange offer for any Common Shares and pay a Premium Amount in respect thereof in an amount that, when combined with (x) the aggregate amount paid in respect of all distributions to all holders of either or both classes of its Common Shares paid exclusively in cash within the 12 months preceding the date of expiration of such tender or exchange offer to the extent such amount has not already been applied in a prior adjustment pursuant to the immediately preceding paragraph and (y) the aggregate Premium Amount paid in respect of all other tender or exchange offers by the Corporation or any subsidiary of the Corporation any Common Shares that expired within the 12 months preceding such date of expiration to the extent such Premium Amount has not already been applied in a prior adjustment pursuant to this paragraph, exceeds 10% of the sum of the following product for each class of Common Shares
(A) the Current Market Price of such class on such date of expiration and (B) the Post-Tender Offer Number of Common Shares of such class, the Conversion Price in effect immediately prior to the close of business on the date of expiration of such tender or exchange offer shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the Current Market Price of the Common Stock on such date of expiration minus the Per Share Premium Amount (as hereinafter defined) paid in such tender or exchange offer and the denominator shall be such Current Market Price, such reduction to become effective immediately prior to the opening of business on the day following such date of expiration.

         (vii) In case the Corporation shall issue any Common Shares or any Common Share Equivalent (as hereinafter defined) in a transaction other than an Exempt Transaction (as hereinafter defined) at a price per share of the relevant class of Common Shares that is below 95% of the most recent Closing Price for such class of Common Shares available at the time at which the Corporation agreed to make such issuance (the "Market Price"), the Conversion Price in effect at the opening of business on the day following the date on which the Company agreed to such issuance (the "Pricing Date") shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of Common Shares that would have been outstanding on a fully diluted basis at the close of business on the Pricing Date if such issuance had not occurred plus the number of Common Shares which the aggregate purchase price paid in such sale would have purchased at the Market Price and the denominator shall be the number of Common Shares outstanding at the close of business on the Pricing Date on a fully diluted basis after giving effect to such issuance, such reduction to become effective immediately after the opening of business on the day following the Pricing Date. For purposes of the foregoing, the purchase price per Common Share for any Common Share Equivalent shall be deemed to be the quotient obtained by dividing (i) the sum of the purchase price paid for such Common Share Equivalent plus any additional consideration that the holder thereof must pay in order to convert, exchange or exercise such Common Share Equivalent for the relevant class of Common Shares and (ii) the number of Common Shares issuable upon such conversion, exchange or exercise, in each case without regard to antidilution adjustments. In case any Common Share Equivalent in respect of which an adjustment shall have been made under this paragraph shall have expired or been terminated or redeemed without having been converted, exchanged or exercised for Common Shares, then the Conversion Price shall be readjusted at the time of such expiration, termination or redemption to the Conversion Price that would have been in effect if no adjustment had been made on account of the issuance of such Common Share Equivalent.

         (viii) The Corporation may make such reductions in the Conversion Price, in addition to those required by the foregoing paragraphs, as it considers to be advisable to avoid or diminish any income tax to holders of Common Shares or rights to purchase Common Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. In addition, the Corporation from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least twenty days, the reduction is irrevocable during the period, and the Board of Directors of the Corporation shall have made a determination that such reduction would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Corporation shall mail to holders of record of the Series B a notice of the reduction at least fifteen days prior to the date the reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period it will be in effect.

         (ix) The Corporation may not engage in any transaction if, as a result thereof, the Conversion Price would be reduced to below the par value per share of the Common Stock.

         (x) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         (xi) Whenever the Conversion Price is adjusted as herein provided:

              (1) the Corporation shall compute the adjusted Conversion Price and shall prepare a certificate signed by the Treasurer of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent for the Series B; and

              (2) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall forthwith be required, and as soon as practicable after it is required such notice shall be mailed by the Corporation to all holders of record of shares of Series B, at their last addresses as they shall appear upon the stock transfer books of the Corporation.

         (h) STAPLED SECURITIES.

         (i) Prior to a Separation Event (as hereinafter defined) with respect to any Stapled Securities, such Stapled Securities will be deemed, for purposes of the adjustments contemplated hereby, to comprise part of the Common Shares to which such Stapled Securities appertain, and as a result, distributions in respect of such Stapled Securities will be deemed, for such purposes, to be distributions in respect of such shares.

         (ii) Each holder of Series B who converts any shares of Series B after a Separation Event with respect to any Stapled Securities shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion, the same rights to which such holder would have been entitled under the Stapled Securities that would have appertained to such shares of Common Stock if such holder had converted such shares of Series B before such Separation Event.

         (i) CONSOLIDATIONS, MERGERS OR SALES OF ASSETS. In the event of any consolidation of the Corporation with, or merger of the Corporation into, any other Person or any merger of another Person into the Corporation (other than a merger or consolidation does not result in any reclassification, conversion, exchange or cancellation of the outstanding shares of the Common Stock or which is a Sale Transaction), each holder of shares of Series B shall have the right thereafter to convert each share of Series B only into the kind and amount of securities, cash and other property receivable upon such merger or consolidation by a holder of the number of shares of Common Stock into which one share of Series B could have been converted immediately prior to such merger or consolidation, assuming such holder (i) is not the Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation, as the case may be, (a "Constituent Person") or an affiliate of a Constituent Person and (ii) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation or merger; provided, however, that if the kind or amount of securities, cash and other property receivable upon such consolidation or merger is not the same for each share of Common Stock held immediately prior to such consolidation or merger by persons other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised (each, a "Non-Electing Share"), then for purposes of this paragraph the kind and amount of securities, cash and other property receivable upon such consolidation or merger by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares. If the Corporation is not the surviving Person of such merger or consolidation, then it shall cause such surviving Person to enter into a written agreement giving the holders of Series B the right to effect such conversion, and such written agreement shall provide for adjustments which, for events subsequent to the effective date of such agreement, shall be as nearly equivalent as may be practicable to the adjustments provided for herein in respect of the Series B. The provisions of this paragraph shall similarly apply to successive consolidations or mergers.

         (j) CERTAIN DEFINITIONS. The following definitions shall apply to terms used in this Section 7:

         "Adjusted Liquidation Preference" means, with respect to any conversion of the Series B, the sum of (i) the Liquidation Preference determined as of the conversion date plus (ii) (A) the Accrued Dividends with respect to such conversion date multiplied by (B) a fraction the numerator of which is the Conversion Price determined as of such conversion date and the denominator of which is the last Closing Price for the Common Stock on the last Trading Day before the conversion date; provided, however, that in the case of any Mandatory Conversion on or prior to November 27, 2002, for purposes of the foregoing the Liquidation Preference shall be deemed to be $26.40 per share and there shall be deemed to be no Accrued Dividends.

         "Closing Price" means, with respect to the shares of any class of any common stock on any day, the last reported per share sale price, regular way, of the shares of such class of common stock on such day, or, in case no such sale takes place on such day, the average of the reported closing per share bid and asked prices, regular way, of the shares of such class of common stock on such day, in each case on the New York Stock Exchange or, if such class of common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange or quotation system on which such class of common stock is listed or admitted to trading or quoted, or, if such class of common stock is not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing per share bid and asked prices of such class of common stock on such day in the over-the-counter market as reported by a generally accepted national quotation service or, if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors (whose good faith determination shall be conclusive and described in a resolution of the Board of Directors).
                                                                              14

         "Common Share Equivalent" means any security, option, warrant or other right or obligation which by its terms is convertible into, or exchangeable or exercisable for, either class of Common Shares or another Common Share Equivalent.

         "Continuing Directors" means any member of the Board of Directors who
(i) was such a member as of the Issue Date or (ii) became such a member thereafter and whose election to the Board of Directors was recommended or approved, or who was elected or appointed by, a majority of the directors described in clause (i) or who were so recommended, approved, elected or appointed.

         "Conversion Price" initially means $5.55, subject to adjustment from time to time as set forth herein.

         "Current Market Price" on any date in question means, with respect to any class of Common Shares and any adjustment in conversion rights as set forth herein, the average of the daily Closing Prices for the shares such class of Common Shares for the five consecutive Trading Days ending on the earlier of the date in question and the day before the Ex Date with respect to the transaction requiring such adjustment; provided, however, that (i) if any other transaction occurs requiring a prior adjustment to the Conversion Price and the Ex Date for such other transaction falls after the first of such five consecutive Trading Days, the Closing Price for each such Trading Day falling prior to the Ex Date for such other transaction shall be adjusted by multiplying such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other transaction and (ii) if any other transaction occurs requiring a subsequent adjustment to the Conversion Price and the Ex Date for such other transaction falls on or before the last of such five consecutive Trading Days, the Closing Price for each such Trading Day falling on or after the Ex Date for such other transaction shall be adjusted by dividing such Closing Price by the same fraction by which the Conversion Price is so required to be adjusted as a result of such other transaction.

         "Ex Date" means (i) when used with respect to any dividend, distribution or issuance with respect to any class of Common Shares, the first date on which the shares of such class trades regular way on the relevant exchange or in the relevant market from which the Closing Price is obtained without the right to receive such dividend, distribution or issuance, (ii) when used with respect to any subdivision or combination of shares of Common Stock, the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, (iii) when used with respect to any tender or exchange offer for any class of Common Shares, the first date on which the shares of such class trades regular way on such exchange or in such market after such tender or exchange offer expires and (iv) when used with respect to any other transaction, the date of consummation of such transaction.

         "Exempt Transaction" means any of the following: (i) any issuance of Common Shares or Common Share Equivalents which is covered by any of the other adjustment provisions in this Section 7, (ii) any bona fide public offering of Common Shares or Common Share Equivalents registered under the Securities Act of 1933, (iii) any issuance by the

Corporation of Common Shares or Common Share Equivalents to the directors or employees of, or consultants to, the Corporation or any of its subsidiaries that was approved by the Board of Directors, (iv) any issuance of Common Shares or Common Share Equivalents in connection with acquisitions, joint ventures or other commercial transactions the primary purpose of which is not to raise equity capital approved by the Board of Directors, (v) any issuance of Common Shares or Common Share Equivalents to lenders or lessors in connection with extensions of credit to the Corporation or any of its subsidiaries, (vi) any issuance of Common Shares upon conversion of any shares of Series B or Series B or upon exercise of any warrants or other securities outstanding on the Issue Date or (vii) any issuance of Common Shares or Common Share Equivalents upon conversion, exchange or exercise of any Common Share Equivalent, whether outstanding on the Issue Date or issued thereafter.

         "Per Share Distribution Amount" means, with respect to any distribution, (i) the cash paid in such distribution divided by (ii) the number of Common Shares outstanding on the date fixed for the determination of the holders of entitled to receive such distribution, in each case without regard to which class or classes of the Common Shares are entitled to receive such distribution.

         "Per Share Premium Amount" means, with respect to any tender or exchange offer, (i) the Premium Amount paid as part of such tender or exchange offer divided by (ii) the Post-Tender Offer Number of Common Shares.

         "Post-Tender Offer Number of Common Shares" means, with respect to any tender or exchange offer, the number of Common Shares outstanding at the close of business on the date of expiration of such tender or exchange offer (before giving effect to the acquisition of Common Shares pursuant thereto) minus the number of Common Shares acquired pursuant thereto, in each case determined without regard to the class or classes which are the subject of the tender or exchange offer.

         "Premium Amount" means, with respect to any tender or exchange offer, the sum of the following differences for each class of Common Shares which are the subject of such tender or exchange offer (i) the Tender Consideration paid in such tender or exchange offer for the shares of such class minus (ii) the product of the Current Market Price of the shares of such class on the date of expiration of such tender or exchange offer and the number of shares of such class acquired pursuant to such tender or exchange offer.

         "Sale Transaction" means any of the following: (i) any sale by the Corporation of all or substantially all of its assets, (ii) any merger, consolidation, tender offer or other business combination or sale transaction if the holders of the Corporation's Voting Securities immediately prior to such transaction do not own collectively immediately after such transaction Voting Securities of the Corporation or, if not the Corporation, the surviving Person of such transaction (in either case, the "Surviving Person") entitled to cast at least a majority of the total votes entitled to be cast by all of the outstanding Voting Securities of the Surviving Person generally in the election of the directors of the Surviving Person (or the individuals who perform a similar function with respect to the Surviving Person); provided that no sale of Voting Securities solely involving a transfer among SOFTBANK Corp. and/or any of its majority-owned affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) shall be deemed a Sale Transaction) or (iii) the Continuing Directors of the Corporation cease to constitute a majority of the Board of Directors after and as a result of any proxy contest.

         "Separation Event" has the meaning set forth in the definition of the term "Stapled Securities" below.

         "Stapled Securities" means securities issued under any plan or agreement providing in substance that, until such securities are redeemed or the rights thereunder are otherwise terminated or a specified event occurs (a "Separation Event"), (i) a specified number of such securities will appertain to each share of Common Stock then issued or to be issued in the future (including shares issued upon conversion of shares of Series B) and (ii) each such security will be evidenced or represented by the certificate representing the share of Common Stock to which it appertains and will automatically trade with such share.

         "Tender Consideration" means, with respect to any tender or exchange offer, the aggregate of the cash plus the fair market value (as determined in good faith by the Board of Directors, whose good faith determination shall be conclusive and described in a resolution of the Board of Directors) of all non-cash consideration paid in respect of such tender or exchange offer.

         "Trading Day" means a day on which securities are traded on the national securities exchange or quotation system or in the over-the-counter market used to determine Closing Prices for the relevant class of Common Shares.

         "Voting Securities" means, with respect to any Person, any capital stock of, or other equity interest in, such Person that are generally entitled to cast votes in the election of the directors of such Person (or the individuals who perform a comparable function for with respect to such Person).

         SECTION 8. TRANSFER AND OTHER TAXES. The Corporation shall pay any and all stock transfer, documentary stamp and other taxes that may be payable in respect of any issuance or delivery of shares of Series B or shares of Common Stock or other securities issued or delivered on conversion of Series B. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B or Common Stock or other securities in a name other than that in which the shares of Series B with respect to which such shares or other securities are issued or delivered were registered, and shall not be required to make any such issuance or delivery unless and until the person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

         SECTION 9. VOTING RIGHTS.

         (a) GENERAL. Except as hereinafter provided, the holders of Series B shall be entitled to the number of votes per share of Series B equal to the number of whole shares of Common Stock into which one share of Series B is then convertible pursuant to Section 7(b) and shall vote together with the holders of Common Stock (and of any other class or series that may similarly be entitled to vote with the holders of Common Stock) as a single class on all matters on which holders of Common Stock are entitled to vote.

         (b) OTHER VOTING RIGHTS. So long as any shares of Series B are outstanding, in addition to any other vote or consent of stockholders required by law or by the certificate of incorporation, the vote or consent of the holders of at least 50% of the shares of Series B at the time outstanding, voting separately as a single class on the basis of one vote per share, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

              (i) AMENDMENT OF CERTIFICATE OF INCORPORATION. Any amendment, alteration or repeal of any provision of the certificate of incorporation or by-laws of the Corporation that would alter or change the voting powers, preferences or special rights of the Series B so as to affect them adversely; provided, however, that the amendment of the certificate of incorporation so as to authorize or create, or to increase the authorized amount of, any Junior Stock shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series B;

              (ii) AUTHORIZATION OF SENIOR OR PARITY STOCK. Any amendment or alteration of the certificate of incorporation to authorize or create (by reclassification or otherwise), or increase the authorized amount of, any Parity Stock or any Senior Stock; or

              (iii) CHANGES IN AUTHORIZED PREFERRED STOCK. Any amendment or alteration of the certificate of incorporation to increase or decrease (but not below the number of shares thereof then outstanding) the authorized number of shares of Series A or Series B;

provided, however, that no such vote or consent of the holders of Series B shall be required if provision is made for the redemption of all shares of Series B at the time outstanding at or before the time when such amendment, alteration or repeal is to take effect or when such authorization, creation, increase or decrease in the authorized amount is to take effect, as the case may be; and provided, further, that if any such action would affect adversely the voting powers, preferences or special rights of the Series B and any other series of the Preferred Stock similarly entitled to vote upon the matters specified herein in substantially the same manner, it shall be sufficient if the holders of Series B and all such other series so adversely affected vote thereon together as a single class, regardless of series, on the basis of one vote per share. Without limiting the foregoing, any filing of a certificate of designation with respect to any preferred stock shall be deemed to be an amendment or alteration of the certificate of incorporation.

         SECTION 10. OTHER RIGHTS. The shares of Series B shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation or as required by Delaware law (after giving effect to any limitations included herein or in the certificate of incorporation that are permitted by such law) .

         SECTION 11. RESTATEMENT OF CERTIFICATE. Upon any restatement of the certificate of incorporation of the Corporation, Sections 1 through 10 of this certificate of designations shall be included in Article FOURTH of the certificate of incorporation under the heading "Series B 5.5% Convertible Redeemable Preferred Stock" and this Section 11 may be omitted. If the Board of Directors so determines, the numbering of Sections 1 through 10 may be changed for convenience of reference or for any other proper purpose."

         IN WITNESS WHEREOF, KEY3MEDIA GROUP, INC, has caused this certificate to be signed by Ned S. Goldstein, its Executive Vice President, General Counsel and Secretary this 26th day of November, 2001.


                                          KEY3MEDIA GROUP, INC,


                                          BY
                                            ------------------------------
                                            NAME:  NED S. GOLDSTEIN
                                            TITLE: EXECUTIVE VICE PRESIDENT,
                                                   GENERAL COUNSEL AND
                                                   SECRETARY